EXHIBIT 99(l)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE
Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS 41% INCREASE
IN NET INCOME ON 30% INCREASE IN NET SALES
FOR QUARTER ENDED OCTOBER 31, 2003

EPS -  $0.18 VS. $0.13

LITTLE FALLS, New Jersey (December 9, 2003) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $1,795,000, an increase of 41%, or $0.18 per diluted share, on sales of $36,849,000, an increase of 30%, for its first quarter ended October 31, 2003, as compared with net income of $1,269,000, or $0.13 per diluted share, on sales of $28,373,000 for the quarter ended October 31, 2002.

James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “Strong performances of our core business segments contributed to the outstanding operating results for our first quarter ended October 31, 2003.”  Reilly added, “ With the excellent results of the first quarter as a base and the recently implemented acquisitions of Mar Cor and Biolab, which we expect to be accretive by year-end, fiscal 2004 should be another year of improved operating results.”

The Company further reported that its balance sheet at October 31, 2003 included current assets of $63,644,000, a current ratio of 2.9:1, a ratio of funded debt to equity of .4:1 and stockholders’ equity of $72,961,000.

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, specialized medical device reprocessing systems, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and scientific instrumentation.  The Company also provides technical maintenance services for its products.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2003 on Tuesday, December 9, 2003 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Tuesday, December 9 at 2:00 PM through midnight on December 11, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #84640.  The call will be simultaneously broadcast live over the Internet on vcall.com at
http://www.vcall.com/CEPage.asp?ID=85343.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended October 31,
	2003	2002

Net sales	$36,849	$28,373

Cost of sales	23,676	17,603

Gross profit	13,173	10,770

Operating expenses:
Selling	4,700	3,889
General and administrative	4,174	3,426
Research and development	1,070	1,129
Total operating expenses	9,944	8,444

Income before interest and income taxes	3,229	2,326

Interest expense - net	415	411

Income before income taxes	2,814	1,915

Income taxes	1,019	646

Net income	$1,795	$1,269

Earnings per common share - diluted	$0.18	$0.13

Weighted average shares - diluted	9,889	9,830

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2003	July 31, 2003
Assets
Current assets	$63,644	$61,930
Property and equipment, net	23,545	22,161
Intangible assets	10,802	6,998
Goodwill	28,093	16,398
Other assets	2,242	2,323
	$128,326	$109,810

Liabilities and stockholders’ equity
Current liabilities	$21,631	$18,287
Long-term liabilities	33,734	21,341
Stockholders’ equity	72,961	70,182
	$128,326	$109,810